UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2009 enherent Corp.

(Exact name of registrant as specified in its charter)

DELAWARE	0-23315	13-3914972
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Wood Avenue South

Suite 116

Iselin, NJ 08830

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (732) 321-1004

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 31, 2009, enherent Corp. (the “Company”) and Ableco Finance LLC (“Ableco”), as lender and agent, entered into a Waiver, Consent and Ninth Amendment to Amended and Restated Financing Agreement (the “Amendment”) that further amends the Amended and Restated Financing Agreement dated as of April 1, 2005 by and between the Company and Ableco (the “Financing Agreement”). The Amendment modifies financial covenants set forth in Section 6.03 of the Financing Agreement relating to the Fixed Charge Coverage Ratio and Consolidated EBITDA. In addition, the Amendment (a) extends the revolving loan maturity date under the Financing Agreement from April 1, 2010 to December 31, 2010; (b) provides for $601,822 of Additional Availability under the revolving loan to be used to satisfy/repay the Term Loan B in full with such Additional Availability being reduced, on the first Business day of each month, commencing on January 1, 2010, by (i) for the month of January 2010, $11, 822, (ii) for the months of February, March and April, 2010, $10,000, and (iii) for each month thereafter, $45,000; and (c) provides a waiver to the Company for not meeting the Consolidated EBITDA and Fixed Charge Coverage Ratio covenants in the Financing Agreement for the period ending December 31, 2009.

The foregoing description of the Amendment is a summary and is qualified by reference to the actual Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

The following exhibit is filed herewith.

Exhibit Number	Description
10.1	Waiver, Consent and Ninth Amendment to Amended and Restated Financing Agreement, dated as of December 31, 2009, by and among the Company, certain subsidiaries listed therein, Ableco Finance LLC and certain lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

enherent Corp.

Date: January 6, 2010	By:	/S/ PAMELA FREDETTE
Pamela Fredette
Chairman, Chief Executive Officer and President

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Ninth Amendment to Amended and Restated Financing Agreement, dated as of December 31, 2009, by and among the Company, certain subsidiaries listed therein, Ableco Finance LLC and certain lenders party thereto.